                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 10-K

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934 - For the fiscal year ended   December 31, 2002
                                        _____________________
or
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 - For the transition period from ____________________ to ____________________.


Commission file number:            0-4431
                         _________________________

                             Auto-Graphics, Inc.
           _______________________________________________________
           (Exact name of registrant as specified in its charter)


                                 California
                     __________________________________
                      (State or other jurisdiction of
                        incorporation or organization)

                                 95-2105641
                           ______________________
                            (I.R.S. Employer
                            Identification No.)


                        3201 Temple Avenue, Pomona
                  ______________________________________
                  (Address of principal executive offices)

                                   91768
                               ____________
                                (Zip Code)


Registrant's telephone number, including area code   909-595-7204
                                                   ________________


Securities registered pursuant to Section 12(b) of the Act:

Title of each class                None.
                    ___________________________________
Name of each exchange on which registered    None.
                                          ____________


Securities registered pursuant to section 12(g) of the Act:

                               Common Stock
                            ____________________
                             (Title of class)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  Yes __X__   No _____

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. _______

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes _____ No __X__

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter.

The aggregate market value of voting stock held by non-affiliates of the registrant at June 30, 2002 was $712,000.

The number of shares of the registrant's Common Stock outstanding at March 28, 2003 was 4,904,234.

DOCUMENTS INCORPORATED BY REFERENCE
Except for exhibits, none.

                                 PART I

ITEM 1. BUSINESS

Auto-Graphics, Inc. and its subsidiaries, (the Company) provide software products and services used to create, manage, publish and access information content via the Internet/Web.

Auto-Graphics Inc. (parent) provides products and services to clients in the U.S.

A-G Canada Ltd. provides products and services to clients in Canada.

Revenue is primarily derived from a subscription or ASP (Application Service Provider) model, which includes "turn-key" software and support as well as outsourced Web "hosting" providing communications bandwidth, hardware, data management and facilities management and personnel for customer Web sites and content. Revenue is also generated from direct sales, licensing and support of software products and services.

The Company's products and services are presently sold primarily to libraries, especially multi-library consortia requiring systems to create, manage, publish and access large bibliographic and holdings databases used to implement resource sharing initiatives (interlibrary locating, and borrowing of materials). Recent product releases include a portal used by all types of libraries to manage local and third-party vendor databases within a single concurrent search interface.


Products and Services

The products and services offered by the Company in 2003 include the following:

AGent(TM) is an Internet/Web-based "portal" product offering a powerful, easy-to-use interface to search, retrieve, and manipulate data from disparate and multiple sources concurrently. It searches repositories containing data in formats such as MARC, XML, PDF, MS Word, MS SQL, and many others. Organizing the results from multiple sources within a single search interface more efficiently organizes the volume of information available on the Internet quickly and thereby simplifies the searching process. By targeting multiple virtual or Z39.50 compliant library catalogs, the system becomes a virtual multi-library catalog. A physical union catalog using Impact/ONLINE(TM) (see below) can be included to provide even broader access and availability of content to those libraries not possessing the software technologies needed for virtual environments. Local and licensed full-text databases as well as multiple library authorized and Web sources such as URL's (Universal Resource Locator Web site addresses) and subject oriented electronic databases can be included and authenticated in a broadcast search, thereby enhancing and accelerating the information discovery and retrieval process. With the addition of optional AGent modules such as ISO capable interlibrary loan management, bibliographic cataloging, patron authentication, statistics and administration, AGent leverages its flexible and modular approach to become an efficient integrated library information system for all sizes of systems from single libraries to statewide consortia.

Impact/VERSO(TM) is an entirely Web-based Integrated Library System (ILS). This product is an ASP (Application Service Provider) offering. Acquisition of the Company's ILS software on an ASP basis will provide libraries with a low capital investment alternative to their ILS needs, with no local software/hardware requirements other than a Web browser and a PC workstation, allowing the library and their patrons to access and utilize the library's bibliographic holdings information to manage inventory and circulation via the Internet/Web. Impact/VERSO can also be seamlessly integrated with the AGent product described above to provide a vast array of services.

Impact/ONLINE(TM) is an Internet/Web and union catalog based online bibliographic maintenance and management system. The Agent interface is currently being added to existing Impact/ONLINE customers to expand the functional capabilities of their systems. This product provides multiple libraries with resource sharing facilities of interlibrary loan, cataloging and union catalog access and maintenance.

Impact/XML(TM) is a modular editorial, publishing and management software system used to create, organize, maintain and manage information databases in XML (eXtensible Markup Language). The system can be configured for a single user or a multi-user enterprise system. Integrated components include authenticated user access and control, data content validation through the use of one or more Document Type Definition (DTD) overlays, data authentication based on control and authority files, editorial revision control and version control, complete record routing and approval management, and DTD (Document Type Definition) validation. Impact/XML can include a Web page preview capability used to validate electronic publishing compatibility. With the integration of Impact/WEB(TM) as an indexing and searching module, the CMS system provides a fully functioning Web publishing system and integrated with AGent provides a complete and seamless enterprise-wide Web publishing and searching environment.

The Company has acquired, developed and owns a substantial bibliographic database (including exclusive North American rights to the REMARC(TM) database of over four million pre-1968 records) and also makes available public agency databases including those offered by the United States Library of Congress, National Library of Canada, British Library and many U.S. and Canadian public and university libraries as a compendium of databases containing over 30 million unique records. The Company provides online bibliographic records for use by its U.S. and Canadian library customers via the Internet/Web through a product known as Impact/MARCit(TM).


Applications

AGent is being installed in all of the individual libraries currently covered by the Impact/ONLINE union database contracts (over 10,000 libraries).

The Company has similar statewide contracts in seven states and one province in Canada. Customers also include many regional library organizations in several other states. Some Company contracts employ only physical union catalogs, some only virtual union catalogs and some employ both types of catalogs.

The Company was recently awarded a contract to deliver AGent to Toronto Public Library ("TPL"), which has the largest circulation of any library system in North America. They will use AGent to not only search third-party public access catalog and to authenticate users allowing for the simultaneous searching of 66 or more other reference databases licensed by or developed by TPL.


Product Development

Core software embraces industry standard data structures, such as XML, and standards specific to the markets served, such as MARC, Z39.50, SIP2, NCIP and ISO 10160/61 in the library community.

All new system development is being programmed to operate on Microsoft platforms. The Company is using N-tiered architecture to allow for customer implementation flexibility. Microsoft SQL Server provides the database engine for the Company's software product families. Development is based on an architecture that works on multiple computer servers and which provides system scalability, as the customer's needs increase.


Marketing

The technology utilized and developed in the Company's products and services is applicable to a diverse group of markets and customers. Marketing activities include public relations, advertising, display and presentation at industry trade shows, targeted mailings, telemarketing and e-messaging campaigns.

Products sold to the library market are generally sold by response to RFP's (Requests for Proposals) and, more frequently than not, competitive bidding managed by governmental purchasing departments. The Company maintains a bids and proposals department, which focuses on the identification of bidding opportunities and subsequent generation of all responses and documentation to respond to a Request for Proposal or Request for Information. Price points for the Company's various products/services are instrumental in determining the type of sales effort deployed by the Company, and the Company strives to take into account the available budgets of the procuring agencies and the competitive practices found within the marketplace.

The Company's strategy for entering emerging new markets in the future is focused on the Internet/Web "Portal" market and will utilize the new AGent product to capitalize on this emerging market opportunity. The Company's strategy for its Internet-centric products and services includes the continued development of new products and services in order to continually respond to the evolving needs of its existing and potential customer base. The Company will also expand strategic relationships with other companies or independent representatives who are already present or are otherwise knowledgeable about these prospective customers/markets.

To be successful in these new products/services, customers and markets, the Company will need to be able to create, finance, develop and implement new marketing initiatives and capabilities designed to introduce and market its Internet/Web line of products and services to prospective users who are not already familiar with the Company. The Company must compete successfully with other companies, many of whom will be larger, more established, better financed, more recognized and more experienced in the development, introduction, marketing, sales and service of the same or similar products and services to these targeted new customers/markets in a rapidly changing technological and distribution environment.

Accordingly, there can be no assurances that the Company will be able to launch, sustain and profit in the near or long term from these new products/services, customers and markets initiatives. Likewise, no assurances can be given that the Company will be successful in efforts to develop and utilize a strategic alliances strategy to assist in efforts to introduce and market its Internet/Web products and services to a broader range of customers/markets. However, as the market for managing and distributing information and knowledge continues to change, the Company intends, as it has in the past, to be responsive to the changing needs and requirements of customers as they evolve by offering new and enhanced products and services representing advances in the information and knowledge management industry.


Competition

The Company was an early entrant into the software and database publishing business and industry. Although the Company has been successful to date in securing many of the awarded contracts involving the development and implementation of Internet/Web based "online" bibliographic catalog and interlibrary loan services systems for state-wide, regional or other consortia of libraries, increased emphasis on this products/services niche of the library market can be expected to generate additional attention, capability and effort by one or more of the Company's competitors in this now relatively small niche of the library market.

Software sales of the Company's products, as well as complementary design, development and processing services are highly competitive. There are no definitive market share statistics available, however, the market is sizable and there are many companies attempting to establish a position in this market. Many competitors are smaller and local in character; however, many are larger and national with greater financial and other resources than the Company. Purchase contracts are generally awarded according to the results of pricing, technical capability, customer references and service performance.

In seeking to expand its customers/markets, the Company can be expected to face competition from existing and future competitors with substantially greater financial, technical, marketing, distribution and other resources than the Company and, therefore, may be able to respond more quickly than the Company can to new challenging opportunities, technologies, standards or customer requirements. The Company will compete with other large, well-known software development and Internet/Web database platform companies that offer a variety of software products. Several large, well-known computer hardware manufacturers have entered the Internet/Web solutions and outsourced "hosting" business. Increasing competition could result in pricing pressures negatively impacting margins available to companies competing in this market and could make it difficult or even impossible for the Company to gain recognition and acceptance of its particular line of these products and services.


Company Background

The Company was founded in 1950 and incorporated in 1960 in the State of California. Beginning in 1964, the Company was one of the pioneers in computerized typesetting and database composition services for the library and publishing industries. Over the years, the Company has migrated its products and services to the most current technology required to address changing customer needs and requirements. The Company started in print, moved to microfilm/fiche, then to CD-ROM and now browser based Internet/Web as the media of choice for its products/services.


Offices/Employees

The Company's main office is in Pomona, California, in the greater Los Angeles area. The Company's wholly-owned Canadian subsidiary, A-G Canada, Ltd., is located in Toronto, Canada. Sales representatives are located in California, Missouri, Florida, Massachusetts and Toronto. In 2002, the Company signed distributor agreements with three library networks covering the east coast, Texas and California. Additional distributors will be added in 2003 further expanding the coverage. The Company including its subsidiaries employs approximately 45 persons in all locations. The Company believes that relationships with its employees are good.

ITEM 2. PROPERTIES

The Company leases its corporate office facility from a limited partnership owned by a current and a former director/stockholder of the Company ("Lessor"). For the past 18 months, the Company has leased the facility as a hold-over tenant under a 15 year (five year with two five year renewal options) lease that expired in June 2001. In January 2002, the Company reduced its square footage occupied from 19,460 to 14,694 square feet having an annual base rent of $194,000 (plus expenses). In December 2002, a new five year lease (with one five year renewal option) was negotiated and approved by the two independent members of the Company's Board of Directors. The Company further reduced in square footage occupied to 12,745 under the new lease. The rental rate for the lease renewal is equal to or less than the rental rates paid by three unaffiliated tenants in the same building. The Company also surveyed available office properties of similar size and amenities in the Pomona and surrounding areas and the lease rental rate is in the bottom quartile of the range of comparable properties. The Company also has an option to purchase a one-third interest in the Lessor from one of the partners who is also a former director/stockholder of the Company for an amount not to exceed $150,000 subject to certain conditions. Management believes that the reconfigured space will be sufficient for the Company's current and foreseeable future needs. The Company also leases a small sales and support office in Toronto, Ontario, Canada for its wholly-owned subsidiary, A-G Canada, Ltd. (See Note 5 of Notes to Consolidated Financial Statements).

ITEM 3. LEGAL PROCEEDINGS

On May 9, 2001 the Company terminated the services of its long-time outside counsel, Robert H. Bretz. Mr. Bretz was also a director and shareholder of the Company. Following his termination, Mr. Bretz began to file multiple lawsuits (a total of eight) against the Company, its current and former officers, directors and counsel:

1. Auto-Graphics, Inc. vs. Cope, Los Angeles County Superior Court, Case No. BC 252517;

2. Auto-Graphics, Inc. v. Cope, United States District Court, Central District of California, Case No. CV 01-5891 PA(MCx);

3. Auto-Graphics, Inc. v. Robert H. Bretz, et al, Los Angeles County Superior Court, Case No. BC 253322;

4. Robert H. Bretz, v. Robert S. Cope, et al., Los Angeles County Superior Court, Case No. BC 263256;

5. Robert H. Bretz v. Rose, et al., Los Angeles County Superior Court, Case No. 02K10479;

6. Robert H. Bretz v. Rose, et al., Los Angeles County Superior Court, Case No. 02K12686;

7. Robert H. Bretz v. Auto-Graphics, Los Angeles County Superior Court, Case No. BS80223; and

8. Robert H. Bretz v. Robert S. Cope, et al., Los Angeles County Superior Court, Case No. BC 273691.

Over the past eighteen months, the Company has spent over $1,100,000 "successfully" defending these lawsuits, but anticipated spending another $500,000 over the next six months were the lawsuits to continue and trials to commence. On January 16, 2003, Company settled the lawsuits with Mr. Bretz dismissing all of the lawsuits in return for a payment of $15,000 for legal fees. The settlement entailed the purchase of stock owned by Mr. Bretz at a price in excess of the then current fair market value of the underlying common stock. Two directors agreed to pay Mr. Bretz $0.85 per share for 414,168 shares or a total of approximately $352,000 even though the market price was approximately $0.30. Therefore, the two directors paid a premium of $0.55 per share over the fair market value of $0.30 per share or approximately $228,000. Since the settlement was clearly in the best interests of the Company and would avoid substantial future legal fees and costs, the Company agreed to reimburse the two directors for the premium they paid to Mr. Bretz in the form of warrants to purchase additional shares of the Company's "restricted" Common Stock. The Company engaged an independent appraiser to establish a fair market value for the large block of shares, which fair market value was determined to be $0.30 per share. Based on the premium paid by the directors of approximately $228,000 and an exercise price of $0.01 each per warrant and share, the directors would be entitled to a total of 814,000 warrants/shares. However, the directors have agreed to accept a total of 621,252 warrants to purchase additional shares of the Company's "restricted" Common Stock representing a discount of approximately 24%. As permitted by Statement of Financial Accounting Standards No. 123 (and No. 148), "Accounting for Stock Based Compensation", the Company will continue to account for employee stock options (and warrants) using the "intrinsic method" under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The result has been a non-cash charge to earnings of $215,000 in 2002. The transaction has been reviewed by the Company's general counsel and approved by the sole independent director, Thomas J. Dudley.

The Company filed a complaint in Los Angeles, California, Superior Court, Case No. BC261175 on November 6, 2001 against Pigasus, Inc. and its principals, Arthur and Candy Zemon. The suit alleges a lack of informed consent, fraud, deceit, intentional and negligent misrepresentation, lack of consideration, and breach of contract and sought to rescind the contract for the Company's acquisition of the Wings software developed by Pigasus and sought damages in excess of $400,000. Subsequently, Pigasus Software, Inc., Arthur Zemon and Candace Zemon filed suit in the Circuit Court of Saint Charles County, State of Missouri, Civil Action No. 01CV129525, against Auto-Graphics, Inc. for breach of contract, and they sought damages in excess of $500,000. Both actions were removed to the local Federal District Courts and the California District Court transferred the matter to the District Court in Missouri. The parties concluded a settlement on August 21, 2002 following the delivery of a fully functional and compilable ISO interlibrary loan software system by Pigasus to the Company in July 2002 (See Exhibit 10.56).


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                 PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

Stock quotations.

                                         2002
                    _______________________________________________

                             Bid                       Ask
                    _____________________     _____________________

Price Range           High          Low         High          Low
______________      _______       _______     _______       _______
First Quarter       $  .440       $  .300     $  .520       $  .400
Second Quarter         .400          .200        .500          .240
Third Quarter          .440          .230        .560          .300
Fourth Quarter         .450          .350       1.500          .480


                                         2001
                    _______________________________________________

                             Bid                       Ask
                    _____________________     _____________________

Price Range           High          Low         High          Low
______________      _______       _______     _______       _______
First Quarter       $ 1.313       $  .531     $ 1.500       $  .625
Second Quarter        1.050          .510       1.100          .600
Third Quarter          .510          .350        .600          .450
Fourth Quarter         .440          .410        .650          .510


Trading in the Company's Common Stock is reported on the electronic OTC (Over-the-Counter) Bulletin Board under the symbol "AUGR" (Cusip Number 052725 10
8). The stock quotations set forth above have been provided by Pink Sheets LLC and represent the highest and lowest closing bid and asked prices quoted by broker/dealers making a market in the Company's Common Stock in the OTC market for the periods presented. Prices quoted do not include retail markup, markdown or commissions and may or may not reflect actual transactions in shares of the Company's stock.

As of December 31, 2002, the number of holder accounts of record (including depository and nominee or "street name") of the Company's Common Stock was approximately 210. The Company believes that the number of record and beneficial owners of the Company's Common Stock is in excess of 450 stockholders. The Company has never paid a cash dividend and there are no plans to do so in the near future. See Note 2 of Notes to Consolidated Financial Statements for information as to the bank loan restriction on the payment of dividends.

ITEM 6. SELECTED FINANCIAL DATA

Dollar amounts in thousands except per share data.

                                     Years Ended December 31,
                    ________________________________________________________
                      2002        2001        2000        1999        1998
                    ________    ________    ________    ________    ________
Operating results:
  Net sales         $  6,663    $  8,615    $  8,323    $  8,391    $  9,099
  Net income/(loss)     (228)     (1,320)       (875)        105      (1,064)
  Basic Earnings/
    (loss)per share     (.05)       (.26)       (.18)        .03        (.33)
  Diluted Earnings/
    (loss)per share     (.05)       (.26)       (.18)        .03        (.33)

At year-end:
  Total assets         4,719       5,801       8,153      10,647       7,573
  Long-term debt          34          --       2,057       3,153       2,588


No cash dividends have been declared.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

The Company maintains its accounting books and records in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements of the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and sales and expenses during the reporting period. These estimates are based on information available as of the date of the financial statements. Actual results may materially differ from those estimated. The Company's critical accounting policies include the following:

      +  Capitalized software development costs

      +  Amortization of software development costs

      +  Revenue Recognition

The Company accounts for internally developed software in accordance with Statement of Financial Accounting Standard (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." After technical feasibility has been established, the Company capitalizes the average cost per billable hour of its software development process including payroll and payroll benefits, training and recruiting costs. The Company collects and records the software development hours invested in software development projects. Annually, the Company evaluates these accumulated costs for recoverability against estimated future revenues and determines the amount, which will be capitalized. Of the annual software development project costs eligible for capitalization, the Company generally capitalizes about two-thirds and expenses the remainder. To the extent that more development costs are capitalized, the Company's current net income will improve, and, to the extent that more software development costs are expensed instead of capitalized, the Company's current net income will decline. Because of the effect on earnings, the Company endeavors to capitalize a relatively consistent amount year-to-year to minimize the fluctuation in earnings.

The Company amortizes its software development costs in accordance with the estimated economic life of the software, which generally is seven years. Studies within the library community have indicated that the typical library automation system once installed remains in use for an average of approximately ten years. The Company's typical product lifecycle has been about 15 years, which was true for its prior film/fiche product line, CD-ROM product line and current Internet/Web product line, which has now been deployed for nine years and is still growing. To the extent the average actual useful life varies significantly from the estimated useful life, amortization expense may be understated or overstated. Generally, amortization expense averages less than 10% of the corresponding revenue stream.

Revenue recognition policies vary according to the nature of the revenue. The Company's primary revenue stream is outsourced web hosting services which are sold on a subscription basis. Services are billed in advance on an annual or quarterly basis. Revenue is recognized monthly on a pro-rata basis i.e., for a twelve month contract, one-twelfth of the revenue is recognized each month as services are rendered. Revenues which have been billed and collected in advance are booked as deferred income until the services are provided and revenues earned. Certain small annual subscriptions for databases and software support typically are recognized as revenue in the month they are billed. Certain cost of sales and overhead costs for providing future software support services are accrued as expense in accordance with SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and 98-9, and thereby matching revenues and expenses. Certain contract job processing services are progress billed and revenues recognized as the processing services are performed on a monthly basis. Certain software and hardware sales are billed when the product is shipped and title passes to the customer.


Liquidity and Capital Resources

The Company incurred a net loss of $228,000 in 2002, although the net loss was caused by two unusual and non-recurring non-cash charges totaling $335,000 in the fourth quarter of 2002. Excluding these two charges, the Company's would have earned a net income of $107,000.

On May 9, 2001 the Company terminated the services of its long-time outside counsel, Robert H. Bretz. Mr. Bretz was also a director and shareholder of the Company. Following his termination, Mr. Bretz began to file multiple lawsuits (a total of eight) against the Company, its current and former officers, directors and counsel. Over the past eighteen months, the Company has spent over $1,100,000 "successfully" defending these lawsuits, but anticipated spending another $500,000 over the next six months were the lawsuits to continue and trials to commence. On January 16, 2003, Company settled the lawsuits with Mr. Bretz dismissing all of the lawsuits in return for a payment of $15,000 for legal fees. The settlement entailed the purchase of stock owned by Mr. Bretz at a price in excess of the then current fair market value of the underlying common stock. Two directors agreed to pay Mr. Bretz $0.85 per share for 414,168 shares or a total of approximately $352,000 even though the market price was approximately $0.30. Therefore, the two directors paid a premium of $0.55 per share over the fair market value of $0.30 per share or approximately $228,000. Since the settlement was clearly in the best interests of the Company and would avoid substantial future legal fees and costs, the Company agreed to reimburse the two directors for the premium they paid to Mr. Bretz in the form of warrants to purchase additional shares of the Company's "restricted" Common Stock. The Company engaged an independent appraiser to establish a fair market value for the large block of shares, which fair market value was determined to be $0.30 per share. Based on the premium paid by the directors of approximately $228,000 and an exercise price of $0.01 each per warrant and share, the directors would be entitled to a total of 814,000 warrants/shares. However, the directors have agreed to accept a total of 621,252 warrants to purchase additional shares of the Company's "restricted" Common Stock representing a discount of approximately 24%. As permitted by Statement of Financial Accounting Standards No. 123 (and No. 148), "Accounting for Stock Based Compensation", the Company will continue to account for employee stock options (and warrants) using the "intrinsic method" under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The result has been a non-cash charge to earnings of $215,000 in 2002. (See Part II, Item 3, "Legal Proceedings").

In July 2002, the Company exercised its right of first refusal and acquired 1,919,400 shares of common stock in each of its majority-owned subsidiaries, Dataquad, Inc. and LibraryCard, Inc. from a major investor bringing the Company's ownership to 6,609,400 (85.8%) in each subsidiary. When the subsidiaries were originally formed, 700,000 shares each of Dataquad and LibraryCard common stock was reserved for use in a future stock option and purchase plan for the subsidiaries. In June 2000, the subsidiaries issued the shares to a trustee (Corey M. Patick) secured by a note. As a result of the issuance, the Company's interest in the subsidiaries was diluted which resulted in a reduction in Stockholders' Equity in the amount of $104,769. In January 2001, Robert S. Cope replaced Mr. Patick as trustee for the trust shares. Under the trust agreement, the subsidiaries had the right and, in November 2002, exercised that right to repurchase the stock (at the original sales price) in return for cancellation of the trust note. The effect of the repurchase was a non-cash charge of $120,000, and a net decrease in Common Stock (Paid-in Capital) of $160,500. In December 2002, the Company paid the remaining minority shareholders approximately $4,000 to acquire all remaining shares in Dataquad, Inc. and LibraryCard, Inc. bringing the Company's ownership to 100% in both subsidiaries. On December 31, 2002, the Company executed a short form merger and merged the assets and immaterial liabilities into the Company and cancelled the intercompany notes between the Company and two subsidiaries.

The Company's liquidity has been adversely affected by significant net losses in 2001 and 2000 totaling approximately $2.2 million ($1.32 million in 2001 and $0.875 million in 2000). The losses were for the most part expected and represented an effort to restore revenue growth through the launching of two new business initiatives. The Company had raised a total of approximately $4.0 million in new equity in 1999 and early 2000 to fund Internet/Web new product development and these new business initiatives. Two new companies were formed in December 1999: Dataquad, Inc. and The LibraryCard, Inc., with approximately $1,000,000 each in seed capital out of the above $4.0 million from an outside investor. Approximately $2.6 million of the gross losses over the last two years were derived from Dataquad and LibraryCard. The efforts were unsuccessful and both companies failed to produce a revenue stream. In late 2001, full-time staffing for these operations was eliminated and part-time as needed assistance was provided by the Company in 2002.

Working capital improved by $581,000 to a negative $2,050,000 in 2002 from a negative $2,631,000 in 2001, primarily as a result of a reduction (paydown) in the bank line of credit of $963,000. Working capital is being adversely affected by the requirement to report the $309,000 bank line of credit as a current liability under generally accepted accounting principles since it matures in June of 2003 (see below). Net cash provided by operating activities in 2002 was approximately $2.0 million up $937,000 from approximately $1.0 million in 2001. 2001 included a significant cash sale in March 2001 when the Company licensed the use of its REMARC(TM) bibliographic database of Library of Congress pre-1968 holdings to an unaffiliated Japanese Company (for use exclusively in Japan) for a one-time license fee of $1.5 million. Gross accounts receivable is down $473,000 in 2002 compared to a decrease of $478,000 in 2001 primarily due to lower sales levels (see below), improved collections and a gradual shift in the mix of business. The Company's primary Impact/ONLINE product is sold on an annual subscription basis with fees for services billed to the customer and paid annually or quarterly in advance. This cash is received and booked to customer advances (deferred income on the balance sheet) to be applied as the monthly sales revenues are earned and recognized on a pro-rata basis. As the actual cash is received, it is used to pay down the line of credit. A growing percentage of sales (currently over 65%) of the Company's sales revenues are now being paid through customer advances without ever flowing through accounts receivable. Therefore, the average accounts receivable balance is approximately one-third what it would otherwise historically be and there is a substantial deferred income balance in current liabilities representing revenues to be earned from future services to customers who have paid in advance.

At December 31, 2002, the Company's principal financial commitments, other than its bank line of credit, involved the lease of corporate facilities in Pomona, California and in Toronto, Canada. Total commitments over next five years total approximately $1.0 million. (See Note 5 of Notes to Consolidated Financial Statements and Item 2. Properties herein).

The Company's principal use of cash for investing activities during 2002, 2001, and 2000 were directed primarily towards continuing development of the Company's Agent(TM), VERSO(TM) and Impact/ONLINE(TM) software, to enhance the Impact/WEB(TM) search and retrieval engine and develop Impact/XML(TM) for the maintenance of XML databases. The amounts invested were $500,000, $750,000, and 775,000, respectively. The remainder of investing activities were to acquire hardware and software used to expand and enhance online services to the Company's current and prospective Internet/Web customers. Capital expenditures are down $614,000 from $1,333,000 in 2001 to $720,000 in 2002.
Major expenditures for 2002 include internal software development of Agent(TM), VERSO(TM), acquisition of Pigasus Wings ISO interlibrary loan software and computer equipment. 2001 included the acquisition of Maxcess Verso software, internal software development and computer equipment.

2002 expenditures also included investments of approximately $35,000 in the remaining common stock of the subsidiaries: Dataquad and LibraryCard, which the Company did not own. In July 2002, the Company exercised its right of first refusal and acquired the stock in the two subsidiaries from the outside investor raising the Company's ownership from 61% to 85%. In November 2002, the two subsidiaries exercised their right under the Cope Stock Trust Agreement and recalled and retired the unissued shares in the trust and cancelled the corresponding note raising the Company's ownership interest to 94.5%. In December 2002, owning in excess of 90%, the Company initiated a short-form statutory merger and bought out the remaining minority shareholders. On December 31, 2002, the Company merged Dataquad and LibraryCard into the Company and assumed both subsidiary's assets, immaterial liabilities and intercompany notes were cancelled by operation of law. The services formerly offered by the subsidiaries will be now offered by the Company. In the course of the merger, the Company acquired the subsidiary's net operating loss (NOL) tax carryforwards in the total amount of $2,411,000 and $1.300,000 for Federal and state taxes, respectively. These NOL carryforwards may be used to shelter the Company's U.S. taxable income through 2022 for Federal purposes and through 2010 for state purposes. The NOL carryforward for California state tax purposes has been suspended for 2002 and 2003, meaning that the Company may be unable to use its NOL carryforward for this period and may therefore be liable for state taxes.

Management believes that liquidity and capital resources should be adequate to fund operations and expected reductions in bank debt in 2003. As of December 31, 2002, the Company was in compliance with all of its loan covenants. The Company's primary bank, Wells Fargo Bank, renewed and extended the terms of its credit agreement for an additional year to June 2, 2003. Because the Company's bank line of credit facility matures in June 2003, it is reported as a current liability in the Company's balance sheet for the years ended December 31, 2002 and 2001. The credit facility is a $1.6 million revolving line of credit, which decreases by $175,000 each quarter on September 30, 2002, December 31, 2002 and March 31, 2003 consistent with the Company's forecasted declining requirements for financing. The total commitment under the line of credit at December 31, 2002 was $1,250,000 and total borrowing was $309,000 with $940,000 in additional credit availability. The Company believes that the bank will extend this credit facility or may consider converting the line of credit to a term loan. The Company expects that the bank will continue to reduce the availability under the line of credit over any renewal period and may increase the interest rates and fees charged to the Company under the credit facility. The Company has no so-called special purpose entities or off-balance sheet or derivative financing of any kind.
All entities have been consolidated and all material intercompany accounts and transactions have been eliminated.

Major banks such as the Company's current primary bank, Wells Fargo Bank, have shifted their focus to companies requiring much larger credit facilities generally above $20 million and appear to be exiting the so-called middle market. As a result, the Company has been seeking proposals from smaller regional banks, who are still seeking smaller credit facilities. However, due to the substantial losses during the two of the last three years, most commercial banks have not been willing to offer credit to the Company without a source of traditional collateral, which the Company lacks and personal guarantees by major shareholders. At a minimum, two out of three years of profitability are required before a prospective commercial bank is willing to consider the Company's credit application. There has been a definite tightening in credit availability to small businesses like the Company during the economic decline over the past several years and a return to more asset-based lending policies. To help solve the short-term financing requirement, the Company has borrowed the cash surrender value of its key-man life insurance policies and obtained additional short-term financing for computer equipment from a related party in the amount of $59,000 (See Notes 2, 5 and 6 in Notes to the Consolidated Financial Statements).

The Company has considered equity financing, however, the depressed stock market and the relatively poor market for new equity offerings as well as the low current stock price for the Company's Common Stock ($0.37 per share as of March 28, 2003) make this source of financing relatively unattractive. At the current stock price, an offering would raise a very small amount of capital at a significant dilution and expense to the existing shareholders. Management believes that the current stock price is well below its historical and underlying value and should increase as the Company continues to show profitable results and improved cash flow in 2003. Management believes that it would be more prudent to take steps to restore and raise the stock price before additional equity financing is further considered. Therefore, the Company has no current plans to enter the equity market to raise additional capital.

The Company's largest customer, the Texas Education Agency ("TEA") now provides 23% of the Company's sales in 2002 up from 15% in 2001 and 12% in 2000. The increase, however, is more a function of the decline in total Company sales revenues from $8.6 million in 2001 to $6.7 million in 2002 than an increase in the TEA contract which is relatively unchanged. TEA also accounted for approximately one-half of the outstanding accounts receivable at year-end. Again, this was more a function of unusually low accounts receivable balance than an unusually high TEA accounts receivable balance. Accounts receivable turnover at year-end was only 20 days and, therefore, the total accounts receivable balance was unusually low. The full amount of the TEA account receivable was subsequently collected in the first quarter of 2003.

In February 2001, the Company completed the purchase of software and related assets of Maxcess Library Systems, Inc. for approximately $196,000. Verso software has expanded the Company's ASP (Application Service Provider) product line into the integrated library automation business. Verso will be licensed to libraries for "in library" use or as an ASP (Application Software Provider) service. Acquisition of the Company's new ILS software on an ASP basis will provide libraries with a low capital investment alternative to their ILS needs, with no local software/hardware requirements (other than a PC workstation with a Web browser), allowing libraries and their patrons to access and utilize the library's bibliographic holdings information via the Internet/Web.

In July 2002, Pigasus delivered a complete and fully functional ISO (International Standards Organization) compliant Wings interlibrary loan software product and the Company agreed to acquire the Wings software product in settlement of the lawsuit for $100,000. The Wings software will provide ISO compliant functionality for the Company's Impact/ONLINE(TM) interlibrary loan software module currently in use at over 10,000 libraries. (See Part II Legal Proceedings).

The Company has refocused its resources on its core business of library services. The Company's strategy is to offer ASP (Application Service Provider) services through outsourced web hosting to its library customers sold on an annual subscription basis. This is very attractive to our customers because it eliminates the large upfront capital investment, and ongoing technical management and technical staff requirements that the library would otherwise require and also provides an affordable and predictable monthly budget for the library. With a core of highly competent technical personnel, computer equipment and the Internet/Web, the Company can offer an efficient and very cost effective solution for the library. The majority (now approximately 85%) of this subscription business also forms an ongoing stream of recurring business each year under multiple year contracts.


RESULTS OF OPERATIONS

2002 as Compared to 2001

Net sales decreased $1,952,000 or 23% from $8,615,000 in 2001 to $6,664,000 in
2002. In March 2001, the Company licensed the use of its REMARC(TM) bibliographic database of Library of Congress pre-1968 holdings to an unaffiliated Japanese Company (for use exclusively in Japan) for a one-time license fee of $1.5 million. This transaction had a material positive effect on the results of operations reported by the Company for 2001. Excluding this license fee, sales were down $452,000 in 2002 due primarily to sales declines in publishing and in the Company's Canadian subsidiary.

Cost of sales decreased $2,378,000 in 2002 or 38% as a result of major cost reductions in payroll and production costs in late 2001. Gross margins improved from 28% in 2001 to 42% in 2002 as the Company has refocused on its core library ASP (Application Software Provider) services business. 2001 gross margins were elevated primarily as a result of the licensing of the Remarc(TM) database as described above, which had insignificant direct costs associated with its production and delivery. Excluding this transaction, gross margins which would have been 12% instead of 28% in 2001. As the Company has transitioned from labor intensive businesses to outsourced web hosting (ASP) businesses much of the direct costs in cost of sales have been replaced largely by fixed indirect period costs. Therefore as revenues increase in the future from these business lines, margins can be expected to increase rapidly also.

Selling, general and administrative expenses decreased $1,504,000 or 36% in 2002 as a result of major expense reductions in administrative and sales and marketing payroll and expenses in late 2001. 2002 general & administrative expenses include nearly $1,100,000 in legal expenses due to the ongoing lawsuits initiated by the Company's former general counsel, Robert H. Bretz. For the past 18 months, the Company has been engaged in litigation involving the Company's former general counsel. The Company has spent over $1.1 million in legal fees defending the eight lawsuits filed by Mr. Bretz and although the Company prevailed in nearly every lawsuit, the defense cost the Company a substantial amount of money. On January 16, 2003, the Company reached a settlement with Mr. Bretz dismissing all of the lawsuits involving the parties for a cash payment of $15,000. The dispute cost the Company the equivalent of $0.22 per share and severely impacted profitability and liquidity. (See Part II, Item 3, "Legal Proceedings" and Note 6 of Notes to Unaudited Consolidated Financial Statements).

Income(loss) from operations increased $1,931,000 from a loss of $1,805,000 in 2001 to an operating income of $126,000 in 2002 due again to substantial cost reduction measures taken in late 2001. 2001 would have been a loss from operations of $3,305,000 excluding the effect of the above Remarc(TM) license fee of $1.5 million.

Interest expense was $97,000 in 2002 down $32,000 from $129,000 in 2001 due to lower average borrowings, lower interest rates and bad debt collection.

Warrant expense reflects a non-cash charge to earnings for the issuance of 621,252 warrants for a corresponding number of shares of Common Stock as reimbursement for the premium paid by two directors to Robert H. Bretz, the Company's former counsel, in settlement of all lawsuits between the parties. (See Part I, Item 3, "Legal Proceedings").

Foreign exchange gains of $1,000 in 2002 compared to losses of $36,000 in 2001. (See Foreign Exchange below).

Provision for taxes based on income in 2002 reflect minimum state tax payments and the effect of federal and state net operating loss carryforwards (See Note 4 of Notes to Unaudited Consolidated Financial Statements).

Minority interests reflects recognition of a non-cash charge of $120,000 recognized by the two majority-owned subsidiaries in connection with the repurchase of stock in return for cancellation of the trust note. Minority interest in income for 2002 was $77,000 compared to a benefit from losses of $368,000 in 2001.

Net loss was $228,000 in 2002 compared to a net loss of $1,320,000 in 2001, an improvement (turnaround) of $1,092,000. Both basic and diluted loss per share were $0.05 and $0.05 in 2002, respectively, compared to a basic and diluted loss per share of $0.26 in 2001. The 2001 net loss would have been approximately $2,820,000 excluding the Remarc(TM) database license fee (as described above) of $1.5 million, which represents a net income improvement of $2,592,000 in 2002. The 2001 net loss would have resulted in a basic and diluted loss per share of approximately $0.59, excluding the Remarc(TM) database license fee (as described above) of $1.5 million.


2001 Compared to 2000

Overall, 2001 sales as compared to 2000 were up $292,000 or 3.5% from approximately $8.3 million in 2000 to $8.6 million in 2001. In March 2001, the Company licensed the use of its REMARC(TM) bibliographic database of Library of Congress pre-1968 holdings to an unaffiliated Japanese Company (for use exclusively in Japan) for a one-time license fee of $1.5 million. This transaction has had a material positive effect on the results of operations reported by the Company for the year ended December 31, 2001. Excluding this license fee, 2001 sales would have been down approximately $1.2 million or 14.5% to approximately $7.1 million. Sales in Dataquad were down $484,000 due to completion of a large contract in 2000 and sales in publishing were down $435,000 in 2001. Library sales in Canada were down $245,000 due to the loss of a major contract.

Cost of sales was up $789,000 or 15% from 2000 to 2001 due partially to the increase in sales and due to a substantial increase in software development costs of approximately $600,000 all of which was expensed. Development projects included the completion of the second generation of the Impact/ONLINE(TM)family, completion of Impact/XML and development of the new Impact/VERSO(TM)and AGent(TM) products.

Selling, general and administrative expenses in 2001 were essentially unchanged from 2000 at $4.2 million.

Net interest expense in 2001 was $129,000 up from $104,000 in 2000 as a result of lower investment income due to declining interest rates and lower average cash balances in 2001 than in 2000.

Foreign exchange transaction losses in 2001 were $36,000 compared to $68,000 in 2000. The Canadian dollar has continued to fall in value relative to the US dollar losing another 6% in 2001. (See Foreign Exchange below).

In 2001, the income tax benefit was $267,000 compared to a benefit of $98,000 in 2000 reflecting the future tax benefit of net operating loss carryforwards for federal, state and foreign tax purposes. At December 31, 2001, the Company has available federal, state and foreign net operating loss carryforwards of approximately $1,115,000 ($3,728,000 including all subsidiaries) $1,055,000 and $199,000, respectively, for income tax purposes. These net operating loss carryforwards expire in 2021 for federal taxes, 2007 for state and 2006 for foreign taxes. Because the NOL tax benefit for losses incurred in Dataquad and LibraryCard is unlikely to be realized, no tax benefit has been recognized and a valuation allowance has been established offsetting these potential future tax benefits.

The net loss in 2001 was $1,320,000 up from an $875,000 net loss in 2000. Both the basic and fully diluted loss per share was $0.26 per share in 2001 compared to $0.18 per share in 2000.


2003 Operating Plan

The Company's 2003 operating plan calls for sales revenue growth of 5-10% in 2003 and the Company expects to be profitable, although significant risks remain. The Company primarily serves state and local fiscal government entities. The current economic slump has reduced tax receipts and placed pressure on state and local government budgets. The Company expects pressure to lower prices or offer discounts due to the reduced availability of funding. The Company is investing heavily in sales and marketing to drive sales growth through better customer coverage and focused marketing. The 2003 capital budget is estimated to grow approximately 5% in 2002 over 2001 primarily representing internally developed software and additional computer equipment for projected new customer orders. The Company plans no further business or product acquisitions for the foreseeable future and will instead focus on its core library business.


Information Relating To Forward-Looking Statements

This Report includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Impact of Inflation

General price inflation is not anticipated to have a material effect on the Company's business in the near future. Historical dollar accounting does not reflect changing costs of operations, the future cost of expansion and the changing purchasing power of the dollar. Should more than moderate inflation occur in the future, it can be expected to impact the Company in an adverse manner, as prices cannot be adjusted quickly due to the contractual nature of a substantial amount of the Company's business, while costs of personnel, materials and other purchases tend to escalate more rapidly.


Foreign Exchange

The functional and reporting currency of the Company is the U.S. dollar, while the functional and reporting currency for A-G Canada Ltd., the Company's wholly owned Canadian subsidiary, is the Canadian dollar. Accordingly, the Company is exposed to foreign currency translation gains or losses as the relationship between the Canadian dollar and United States dollar fluctuates. The value of the Canadian dollar increased in relation to the U.S. dollar resulting in a foreign exchange gain of $1,000 in 2002 and decreased in 2001 and 2000 resulting in a net foreign currency losses of $36,000 and $69,000, respectively. Increases in the value of the Canadian dollar against the U.S. dollar will result in foreign exchange gains and decreases in the value of the Canadian dollar will result in additional foreign currency translation losses. Other than for sales by A-G Canada in Canada, all other transactions involving the Company are generally denominated in U.S. dollars. (See Note 1 of Notes to Consolidated Financial Statements).


Recently Issued Accounting Pronouncements

See Note 1 "Recently Issued Accounting Pronouncements" of Notes to Consolidated Financial Statements.


ITEM 7a. MARKET RISK

See Note 1 "Foreign Currency Translation," "Credit Risk," and "Fair Value of Financial Instruments" of Notes to Consolidated Financial Statements.

ITEM 8. FINANCIAL STATEMENTS

Index to Consolidated Financial Statements covered by Report of Independent Certified Public Accountants.
                                                                    Page
                                                                  Reference
                                                                  _________

Independent Auditor's Report                                         22

Report of Independent Certified Public Accountants                   23

Balance Sheets at December 31, 2002 and 2001                         24

Statements of Operations and Comprehensive Income (Loss)
  for years ended December 31, 2002, 2001 and 2000                   25

Statements of Stockholders' Equity for the
  years ended December 31, 2002, 2001 and 2000                       26

Statements of Cash Flows for the years
  ended December 31, 2002, 2001 and 2000                             27

Notes to Consolidated Financial Statements                           28

INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
Auto-Graphics, Inc.
Pomona, California

We have audited the accompanying consolidated balance sheet of Auto-Graphics, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Auto-Graphics, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                    Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
March 7, 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Auto-Graphics, Inc.
Pomona, California

We have audited the accompanying consolidated balance sheet of Auto-Graphics, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Auto-Graphics, Inc. and its subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                            BDO Seidman, LLP

Los Angeles, California
March 14, 2002

                             AUTO-GRAPHICS, INC.
                         CONSOLIDATED BALANCE SHEETS
                         December 31, 2002 and 2001

            ASSETS (Note 2)                            2002           2001
_______________________________________________    ___________    ___________
Current assets:
  Cash                                             $    31,877    $   122,029
  Accounts receivable, less
    allowance for doubtful
    accounts ($25,000 in
    2002 and 145,000 in 2001)                          332,167        695,789
  Unbilled production costs                              3,398         11,013
  Other current assets                                 175,145        210,288
                                                   ___________    ___________
Total current assets                                   542,587      1,039,119

Software, net (Note 1)                               3,186,465      3,458,256
Equipment, furniture and
  leasehold improvements, net (Note 1)                 910,947      1,216,175
Other assets                                            79,447         87,210
                                                   ___________    ___________
                                                   $ 4,719,445    $ 5,800,760

     LIABILITIES AND STOCKHOLDERS' EQUITY
_______________________________________________
Current liabilities:
  Accounts payable                                 $   254,569    $   361,421
  Deferred income                                    1,381,746      1,255,006
  Accrued payroll and related liabilities              385,227        468,408
  Other accrued liabilities                            236,798        205,316
  Current portion of long-term debt (Note 2)           334,694      1,380,427
                                                   ___________    ___________
Total current liabilities                            2,593,034      3,670,578

  Long-term debt, less current portion (Note 2)         33,614             --
  Deferred taxes (Note 3)                               73,000        148,900
                                                   ___________    ___________
Total liabilities                                    2,699,648      3,819,478

Commitments and contingencies (Note 4)

Minority interest receivable (Note 6)                       --       (119,714)

Stockholders' equity:
  Notes Receivable - Stock (Note 6)                         --        (75,364)
  Common Stock, 12,000,000 shares
    authorized, 4,904,234 shares
    issued and outstanding in 2002
    and 4,997,234 shares in 2001 (Note 6)            4,262,169      4,201,755
  Accumulated deficit                               (2,242,649)    (2,014,414)
  Accumulated other comprehensive income(loss)             277        (10,981)
                                                   ___________    ___________
Total stockholders' equity                           2,019,797      2,100,996
                                                   ___________    ___________
                                                   $ 4,719,445    $ 5,800,760

                 See Notes to Consolidated Financial Statements.

                          AUTO-GRAPHICS, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                    AND COMPREHENSIVE INCOME (LOSS)
               Years ended December 31, 2002, 2001, 2000

                                   2002            2001           2000
                                __________      __________     __________
Net sales (See Note 1)          $6,663,626      $8,615,227     $8,322,604

Costs and expenses
  Cost of sales                  3,850,200       6,228,027      5,439,035
  Selling, general
  and administrative             2,687,922       4,192,411      4,217,306
                                __________      __________     __________
                                 6,538,122      10,420,438      9,656,341
                                __________      __________     __________
Income(loss) from operations       125,504      (1,805,211)    (1,333,737)

  Interest expense, net            (97,196)       (129,423)      (103,648)
  Foreign exchange gains(losses)     1,249         (35,578)       (68,817)
  Warrant Expense                 (215,000)             --             --
  Other income(expense)             38,486          15,351             --
                                __________      __________     __________
Loss before taxes
  and minority interests          (146,957)     (1,954,861)    (1,506,202)

  Income tax expense
    (benefit) (Note 3)               4,000        (267,000)       (98,000)
  Minority interest in
    income (loss) of
    subsidiaries (Note 6)           77,278        (367,828)      (533,504)
                                __________      __________     __________
Net Loss                          (228,235)     (1,320,033)      (874,698)

  Foreign currency translation
    adjustments (Note 1)            11,258              --         11,196
                                __________      __________     __________
Total comprehensive
  loss                          $ (216,977)    $(1,320,033)    $ (863,502)

Earnings per share (Note 1):
  Basic loss
    per share                   $     (.05)    $      (.26)    $     (.18)

    Weighted average shares
      outstanding                4,996,979       4,997,234      4,821,321

  Diluted loss
    per share                   $     (.05)    $      (.26)    $     (.18)

    Weighted average shares
      outstanding                4,996,979       4,997,234      4,821,321


See Notes to Consolidated Financial Statements.

                            AUTO-GRAPHICS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2002, 2001, 2000

                                                       Retained
                     Common Stock                      Earnings/       Other         Total
                 ______________________     Notes    (Accumulated  Comprehensive  Stockholders'
                   Shares      Amount     Receivable    Deficit)   Income/(Loss)    Equity
                 __________  __________  ___________  ___________  _____________  ____________
Balances at
  December
   31, 1999       4,784,934  $3,793,332  $  (127,500) $   438,977  $    (22,177)  $  4,082,632
Net loss                             --           --     (874,698)           --       (874,698)
Common Stock
  Issued in:
    Parent          225,000     930,000           --           --            --        930,000
Warrants exercised
  in Parent         240,000       8,800           --           --            --          8,800
Common Stock
  Retired          (252,700)   (171,848)          --     (258,660)           --       (430,508)
Note Receivable                      --       50,000           --            --         50,000
Cost of Equity
  Funding                      (253,760)          --           --            --       (253,760)
Change in
  Minority Interest            (104,769)          --           --            --       (104,769)
Foreign Currency
  Translation
  Adjustments                        --           --           --        11,196         11,196
                 ___________  __________  ___________  ___________  _____________  ___________
Balances at
  December
   31, 2000       4,997,234   4,201,755      (77,500)    (694,381) $    (10,981)  $  3,418,893
Net loss                             --                (1,320,033)           --     (1,320,033)
Note Receivable                      --        2,136           --            --          2,136
                 ___________  __________  ___________  ___________  _____________  ___________
Balances at
  December
   31, 2001       4,997,234   4,201,755      (75,364)  (2,014,414)      (10,981)     2,100,996
Net Income                           --           --     (228,235)           --       (228,235)
Note Receivable                      --       (2,136)          --            --         (2,136)
Adjustment to
  Minority
  Interests, net               (160,500)          --           --            --       (160,500)
Subsidiary Stock
  Purchase                       83,414           --           --            --         83,414
Issuance of
  Warrants                      215,000           --           --            --        215,000
Retire Notes
  Receivable-Stk    (93,000)    (77,500)      77,500           --            --             --
Foreign Currency
  Translation
  Adjustments                        --           --           --        11,258         11,258
                 ___________  __________  ___________  ___________  _____________  ___________
Balances at
  December
   31, 2002       4,904,234  $4,262,169  $        --  $(2,242,649) $        277   $  2,019,797

See Note 6 "Stockholder's Equity in Notes to Consolidated Financial Statements.

                             AUTO-GRAPHICS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended December 31, 2002, 2001, 2000

                                         2002              2001              2000
                                      ___________       ___________       ___________
Cash flows from operating activities:
  Net income/(loss)                   $  (228,235)      $(1,320,033)      $  (874,698)
  Adjustments to reconcile net
    income/(loss) to net cash provided
    by (used in) operating activities:
        Depreciation and amortization   1,294,847         1,783,679         1,412,328
        Deferred taxes                    (78,600)         (272,000)          (98,000)
        Allowance for doubtful accounts  (120,000)          107,000                --
        Warrant Expense                   215,000                --                --
        Minority Interest                  77,278          (367,828)         (533,504)
    Changes in operating assets
      and liabilities
        Accounts receivable               473,333           478,188           138,991
        Unbilled production costs           7,615           240,075          (223,197)
        Other current assets               31,389             4,614           (72,407)
        Other assets                       12,207           (31,777)           36,616
        Accounts payable                 (105,104)         (119,715)          187,592
        Deferred income                   133,758           272,840          (281,463)
        Accrued payroll and
          related liabilities            (227,015)          124,928          (145,922)
        Other accrued liabilities         182,296           141,471           (58,091)
                                      ___________       ___________       ___________
Net cash provided by (used in)
  operating activities                  1,668,768         1,041,442          (511,755)

Cash flows from
  investing activities (Note 1):
  Capital expenditures                   (119,502)         (386,817)         (654,085)
  Capitalized software development       (500,000)         (750,000)         (775,000)
  Purchase of Maxcess Software                 --          (196,261)               --
  Purchase of Pigasus Software           (100,000)               --                --
  Investment in Dataquad, Inc.            (33,046)               --                --
  Investment in The LibraryCard, Inc.      (1,605)               --                --
                                      ___________       ___________       ___________

Net cash used in investing               (754,153)       (1,333,078)       (1,429,085)

Cash flows from
  financing activities (Note 1):
  Borrowings under long-term debt          58,850            31,430           100,287
  Payments under long-term debt          (993,923)         (807,564)       (1,026,945)
  Borrowings(payments) under
    cash surrender value of
    life insurance, net                    (4,457)           55,823                --
  Payments under capital lease            (77,047)          (70,602)          (69,430)
  Proceeds from
    stock/warrant sales, net               (2,136)            2,136           685,041
  Repurchase of capital stock                  --                --          (380,508)
                                      ___________       ___________       ___________
Net cash used in
    financing activities               (1,018,713)         (788,777)         (691,555)
                                      ___________       ___________       ___________

Net decrease in cash                     (104,098)       (1,080,413)       (2,632,395)
  Foreign currency effect on cash          13,946                --            18,551
  Cash at beginning of year               122,029         1,202,442         3,816,286
                                      ___________       ___________       ___________

Cash at end of year                   $    31,877       $   122,029       $ 1,202,442

See Notes to Consolidated Financial Statements.

                              AUTO-GRAPHICS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 2002, 2001, 2000


1.      Summary of significant accounting policies.

Auto-Graphics, Inc., a California corporation incorporated in 1960, including its wholly-owned A-G Canada, Ltd. subsidiary and its majority-owned subsidiaries Dataquad, Inc. and The LibraryCard, Inc. (the "Company") provide software products and services used to create, manage, publish and access information content via the Internet/Web.

A-G Canada, a Canadian corporation created in 1997, provides software products and services to customers in the library community in Canada.

Dataquad, a Nevada corporation, was formed in 1999 to market XML based content management software products and services, which enable enterprises to create, organize, maintain, manage and deliver database and other information dynamically within and outside the enterprise including over the Internet/Web. Dataquad was merged into Auto-Graphics, Inc. on December 31, 2002.

LibraryCard, a Nevada corporation, was formed in 1999 develop and operate an Internet/Web site, "www.LibraryCard.com", offering access to library type information services to consumers in their homes, schools, libraries and offices. LibraryCard was merged into Auto-Graphics, Inc. on December 31, 2002.

Basis of Presentation

The consolidated financial statements include the accounts of Auto-Graphics, Inc. and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.


Revenue Recognition

Sales are recognized as services are rendered monthly on a subscription basis and when goods (software, equipment, databases, etc.) are shipped to customers. Certain costs for future software support services are accrued in accordance with American Institute of Certified Public Accountant's Statement of Position ("SOP") 97-2, "Software Revenue Recognition", as amended by SOP 98-4 and SOP 98-9. Revenues for which payment has been received are treated as deferred income until services are provided and revenues have been earned.


Use of Estimates

The preparation of the financial statements of the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and sales and expenses during the reporting period. These estimates are based on information available as of the date of the financial statements. Actual results may materially differ from those estimated.


Foreign Currency Translation

The functional and reporting currency for operations located in Canada is the Canadian dollar. Consequently, assets and liabilities must be translated into U.S. dollars using current exchange rates and the effects of the foreign currency translation adjustments are accumulated as other comprehensive income
(loss) and included as a component of stockholders' equity. The net foreign exchange transaction gain for 2002 was $1,249, losses for 2001 were $35,578 and for 2000 were $68,817 in the Consolidated Statements of Operations and Comprehensive Income/(Loss). All other Company transactions are denominated in U.S. dollars.


Credit Risk

The Company performs ongoing credit evaluations of its customers and generally requires cash deposits in advance of providing services. The Company maintains reserves for potential losses from uncollectible accounts, and actual losses in 2002 were in line with management's expectations and exceeded management's expectations in 2001 due to the U.S. economic decline. The Company may be exposed to credit risk for trade receivables beyond the reserves established by the Company for this purpose. The Company places its cash with high credit quality financial institutions and, at times, the balance may be in excess of the FDIC limit. (See Segment Reporting below).


Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

                Cash and Receivables. The carrying amounts approximate fair value because of the short-term maturity of these instruments.

                Long-term Debt. The carrying amounts approximates fair value, since the interest rate on the debt is at least equal to the bank's prime rate which the Company believes is reflective of rates it could currently obtain.


Unbilled Production Costs

Costs associated with work in process (WIP) include: labor, materials, and operations overhead (excluding selling, general and administrative expenses) are stated at the lower of cost or net realizable value, and are removed from WIP on a standard cost basis.


Software

Software is recorded at historical cost. Software at December 31, 2002 and 2001, consist of the following:
                                               2002               2001
                                            ___________       ___________
        Computer software and database      $ 6,715,602       $ 6,925,013
        Less accumulated amortization         3,529,137         3,466,757
                                            ___________       ___________
                                            $ 3,186,465       $ 3,458,256

Asset Purchase of Maxcess Library Systems Verso Software: In February 2001, the Company completed the purchase of software, customer contracts and related assets of Maxcess Library Systems, Inc. for approximately $196,000. The Verso software product expands the Company's ASP (Application Service Provider) product line into the integrated library automation business.

Asset Purchase of Pigasus Wings Software: In June 2001, the Company acquired the software and rights to Wings, an ISO compliant inter-library loan software program developed by Pigasus, Inc. On November 6, 2001, the Company filed suit against Pigasus, Inc. and its principals seeking a judgment of the court that the acquisition contract be rescinded as well as monetary damages and attorney's fees. In July, 2002, Pigasus delivered a complete and fully functional ISO (International Standards Organization) compliant interlibrary loan software product and the Company has agreed to acquire the Wings software product in settlement of the lawsuit for $100,000. The Wings software will provide ISO compliant functionality for the Company's Impact/ONLINE(TM) interlibrary loan software module currently in use at over 10,000 libraries.

Asset Retirements: Fully amortized software having an original cost of $804,000 was retired in 2002 and $2,933,885 was retired in 2001.

Amortization: Certain costs incurred related to the development and purchase of computer software are capitalized and amortized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". In accordance with EITF (Emerging Issues Task Force) Issue 00-02, "Accounting for Web Site Development Costs", certain marketing costs incurred to develop Web sites are expensed. Amortization is based on the straight-line method and commences in the first full year of product availability and continues over the product's estimated useful life. The estimated useful life for computer software and databases is seven years based on its estimated economic life. Unamortized computer software was approximately $3,186,000 in 2002, $3,458,000 in 2001, and $3,745,000 in 2000. Amortization of computer software was approximately $807,000 in 2002, $1,441,000 in 2001, and $939,000 in 2000.


Equipment, Furniture and Leasehold Improvements

Equipment, furniture and leasehold improvements are recorded at historical cost. Equipment, furniture and leasehold improvements at December 31, 2002 and 2001, consist of the following:

                                                2002             2001
                                            ____________     ____________
        Equipment                           $  1,415,356     $  2,005,075
        Furniture and fixtures                   323,665          729,184
        Leasehold improvements                    25,508          273,974
                                            ____________     ____________
                                               1,764,519        3,008,233
        Less accumulated depreciation            853,572        1,792,058
                                            ____________     ____________
                                            $    910,947     $  1,216,175


Asset Retirements: Fully depreciated fixed assets having an original cost of $1,344,000 were retired in 2002 and $1,388,530 were retired in 2001.

Useful Lives: The following estimated useful lives are generally observed for the respective asset categories:

        Equipment              - 5 years
        Furniture and fixtures - 5 to 10 years
        Leasehold improvements - the lesser of 5 to 15 years,
                                   or the lease term

Depreciation: Depreciation is based on the straight-line method over the estimated useful life of the asset and commences in the year the asset is placed in and/or is available for service or sale using the half-year convention method. Depreciation was $362,002 in 2002, $339,000 in 2001, and $473,000 in 2000.


Impairment Of Long-lived Assets

The Company periodically assesses the recoverability of the carrying amounts of long-lived assets. An impairment loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

Earnings Per Share

Statement of Financial Accounting Standards No. 128, "Earnings per Share" requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted earnings per share computations presented by the Company conform to the standard and are based on the weighted average number of shares of Common Stock outstanding during the year. On May 3, 2002, the Company's Board of Directors granted stock options for 255,000 shares of the Company's restricted Common Stock to a director and certain officers and technical staff.

For the years ended December 31, 2001 and 2000, there were no common stock equivalents (warrants, options or convertible securities) outstanding.

On January 31, 2000, the Company announced a 3-for-1 stock split of its Common Stock to shareholders of record on February 12, 2000, which occurred on February 28, 2000. Two additional shares were issued for each share held on the record date. Following the stock split, shares authorized increased from 4,000,000 to 12,000,000. (See Note 6 Stockholders' Equity). Share amounts in the Statement of Operations including basic and diluted earnings per share, the Consolidated Balance Sheet, and Consolidated Statements of Stockholders' Equity, and Notes to Consolidated Financial Statements have been adjusted retroactively to reflect the stock split for the periods presented.


Comprehensive Income

The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in interim and annual financial statements. Comprehensive income is defined as the change in the equity (net assets) of an entity during a period from transactions, events and circumstances excluding all transactions involving investments by or distributions to the owners.


Supplemental Disclosure of Cash Flow Information

The Company paid net interest in the amount of $97,194 in 2002, $176,034 in 2001, and $103,648 in 2000. The Company paid income taxes in the amount of $8,347 in 2002, $2,147 in 2001, and $16,702 in 2000. (See Note 6, "Dataquad
and LibraryCard Merger with Auto-Graphics").

Segment Reporting

As of the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for reporting information about operating segments in interim and annual financial statements.

The following table summarizes sales based on the location of the customers and assets based on the location of the asset presented on the basis of generally accepted accounting principles for the years ended December 31, 2002, 2001 and 2000:
                                     2002            2001            2000
                                  ___________     ___________     ___________
    Geographic areas
    Net sales
        United States             $ 5,741,889     $ 5,740,996     $ 6,663,704
        Foreign - Canada              918,024       1,368,205       1,635,295
        Foreign - Other/Primarily
                  Japan                 3,716       1,506,026          23,605

    Long-lived assets, net
        United States               4,084,694       4,607,929       5,005,602
        Foreign - Canada               12,718          66,502         115,990


The Company has one customer, the Texas Education Agency (TEA), which represents approximately 23% of the Company's sales in 2002, 15% in 2001, and 12% in 2000. TEA also represents approximately 50% of accounts receivable at December 31, 2002 and was fully paid by February, 28, 2003. The Company has a contract with TEA to develop and operate, on an outsourced "hosting" basis, an Internet/Web based online bibliographic database locator and interlibrary loan system linking approximately 7,500 kindergarten through grade 12 public school libraries when the system is fully developed and implemented. Management believes that the loss of a single large customer, such as the TEA, would have a material adverse effect on the Company.

Also in March 2001, the Company licensed use of its REMARC(TM) bibliographic database of Library of Congress pre-1968 holdings to a Japanese Company for use exclusively in Japan for a one-time license fee of $1.5 million. This transaction, which represents approximately 17% of 2001 sales, has had a material effect on the results of operations reported by the Company for the year ended December 31, 2001.


Recently Issued Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company believes the adoption of this Statement will have no material impact on its financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (EITF) Issue No. 94-3. The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amount recognized. The Company believes the adoption of this Statement will have no material impact on its financial statements based on the Company's current plans.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which interprets the guidance of FASB Statement No. 5. Specifically, Interpretation No. 45 requires that a guarantor recognize at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee and augments the disclosure in interim and annual financial statements. The Company believes the adoption of this Interpretation will have no material impact on its financial statements.

On December, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends the transition and disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. The statement requires more frequent and prominent disclosure of stock-based compensation expense in annual and interim financial statements beginning in fiscal years ending after December 15, 2002. The Company has adopted the statement commencing with its fiscal year ended December 31, 2002 and the statement has not had a material adverse effect on the Company's financial statements.


2.      Long-term Debt.

Long-term debt at December 31, 2002 and 2001 consists of the following:

                                                2002            2001
                                             ___________     ___________
Revolving line of credit with
  interest at the bank prime
  rate plus 3% percentage points
  (7.25% at December 31, 2002)
  secured by all of the assets
  of the Company and its subsidiaries        $  309,458      $1,271,950

Capital lease of computer equipment
  with monthly payments of $7,371                    --          77,047

Note payable for computer equipment
  with monthly payments of $2,452 in
  2002 and $2,619 in 2001 (See Note 5)           58,850          31,430
                                             __________      __________

Total debt                                      368,308       1,380,427

  Less current portion                          334,694       1,380,427
                                             __________      __________

Long-term portion                            $   33,614      $       --



The Company was in compliance with its financial loan covenants as of December 31, 2002 under its bank credit agreement. The interest rate on the line of credit is the bank prime rate plus three (escalating to four) percentage points over the remaining loan term (7.25% at December 31, 2002). The Company's bank line of credit facility matures each year in June and is therefore reported as a current liability in the Company's balance sheet for the year ended December 31, 2002 and 2001. The credit line is secured by all of the assets of the Company and its subsidiaries. It also requires that the Company maintain certain minimum financial covenant ratios, restricts the payment of cash dividends, and limits the amount of certain types of equity investments, the repurchase of Company stock and loans to third parties and subsidiaries.


3.      Taxes Based on Income.

The Company uses the liability method of accounting for income taxes.
Deferred income taxes are recognized based on the differences between financial statement and income tax valuations of assets and liabilities using applicable tax rates for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax asset amounts to the amount expected to be realized. The provision for income taxes represents the tax payable (or benefit) for the period plus the change in deferred tax assets and liabilities during the year.

The provision/(benefit) for taxes based on income is composed of the following for the years ended December 31, 2002, 2001, and 2000:

                                        2002           2001          2000
                                     __________     __________    _________
Current taxes based on income
                  Federal            $   (1,000)    $       --    $ (10,000)
                  State                  34,000          5,000        8,000
                  Foreign                    --             --        2,000
                                     __________     __________     ________
                                         33,000          5,000           --
                                     __________     __________     ________

Deferred taxes based on income
                  Federal               (49,000)      (237,000)     (68,000)
                  State                 (15,000)       (35,000)       5,000
                  Foreign                35,000             --      (35,000)
                                     __________     __________     ________

                                        (29,000)      (272,000)     (98,000)
                                     __________     __________     ________
                                     $    4,000     $ (267,000)    $(98,000)


A reconciliation of the provision/(benefit) for taxes based on income follows for the years ended December 31, 2002, 2001, and 2000:


                                         2002          2001          2000
                                      __________    __________    _________
Statutory U.S. Federal income tax     $   28,000    $ (665,000)   $(512,000)
Adjustments for foreign tax rates         (5,000)       (2,000)       6,000
Change in valuation allowance            148,000       475,000      300,000
State tax, net of Federal benefit          5,000      (116,000)     (89,000)
Benefit of prior NOL carryforward             --            --      180,000
Other                                   (172,000)       41,000       17,000
                                      __________    __________    _________

                                      $    4,000    $ (267,000)   $ (98,000)



The statutory U.S. Federal income tax rate was 34% in 2002, 2001, and 2000. The deferred tax assets and liabilities are composed of the following at December 31, 2002, 2001 and 2000:

                                         2002          2001          2000
                                      __________    __________    _________
Deferred tax liabilities:
  Tax over book amortization and
    depreciation                      $  232,000    $  626,000    $ 680,000

Deferred tax assets:
  Net operating loss                   1,308,000     1,501,000      821,000
  Bad debts/accrued vacation/other        65,000        90,000       76,000
                                      __________    __________    _________

  Total deferred tax assets            1,373,000     1,591,000      897,000

  Valuation allowance                 (1,154,000)   (1,006,000)    (531,000)
                                      __________    __________    _________
Net deferred tax assets                  219,000       585,000      366,000
                                      __________    __________    _________
Net deferred tax liability            $   13,000    $   41,000    $ 314,000


Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reported in the Company's financial statements or tax returns. The valuation allowance at December 31, 2002, 2001, and 2000 reflects an unrecognized U.S. and foreign tax loss carryforward. At December 31, 2002, the Company has available federal, state and foreign net operating loss carryforwards of approximately $740,000 ($3,151,000 including all subsidiaries) $1,115,000 and $1,055,000, respectively, for income tax purposes. These net operating loss carryforwards expire in 2022 for federal taxes, 2010 for state and 2007 for foreign taxes.


4.      Commitments and Contingencies.

The Company incurred total facilities and equipment lease and rental expense of approximately $265,000 in 2002, $304,000 in 2001, $307,000 in 2000. The
Company is obligated under certain non-cancelable operating leases for office facilities and equipment expiring in 2003, 2004, 2005, 2006 and 2007.

Approximate future minimum lease commitments as of December 31, 2002 are as follows:

                       Years ended              Operating
                       December 31,               Leases
                       ____________             __________
                           2003                 $  213,000
                           2004                    194,000
                           2005                    187,000
                           2006                    194,000
                           2007                    202,000
                                                __________
      Total minimum lease payments              $  990,000


From time to time, the Company is involved in legal proceedings incidental to its normal business activities. Management does not believe that the outcome of these proceedings will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.


5.      Related Party Transactions.

The Company leases its corporate office facility from a limited partnership owned by a current and a former director/stockholder of the Company ("Lessor"). For the past 18 months, the Company has leased the facility as a hold-over tenant under a 15 year lease that expired in June 2001. In January 2002, the Company reduced its square footage occupied from 19,460 to 14,694 square feet having an annual base rent of $194,000 (plus expenses). In December 2002, a new five year lease (with one five year renewal option) was negotiated and approved by the two independent members of the Company's Board of Directors. The Company further reduced in square footage occupied to 12,745 under the new lease. Under the terms of the lease, the Company may opt out of the lease in the event of a change in control with payment of a six month rental penalty. The rental rate for the lease renewal is equal to or less than the rental rates paid by three unaffiliated tenants in the same building. The Company also surveyed available office properties of similar size and amenities in the Pomona and surrounding areas and the lease rental rate is in the bottom quartile of the range of comparable properties. The Company also has an option to purchase a one-third interest in the Lessor from one of the partners who is also a former director/stockholder of the Company for an amount not to exceed $150,000 subject to certain conditions.
Management believes that the reconfigured space will be sufficient for the Company's current and foreseeable future needs. The Company also leases a small sales and support office in Toronto, Ontario, Canada for its wholly-owned subsidiary, A-G Canada, Ltd.

James R. Yarter, a shareholder, has been a director of the Company since June 2001 and was paid $23,500 and $9,000 in director fees for the Company and its subsidiaries in 2002 and 2001, respectively. Mr. Yarter also serves as a sales and marketing consultant to the Company and was paid $30,000 and $7,500 for consulting services rendered to the Company in 2002 and 2001, respectively.

Thomas J. Dudley, a shareholder, has been a director of the Company since July 2002 and was paid $8,755 in director fees in 2002.

In July, 2002, the Company exercised its right of first refusal and acquired 1,919,400 shares of common stock in each of its majority-owned subsidiaries, Dataquad, Inc. and LibraryCard, Inc. from a major investor for a payment of approximately $31,000 bringing the Company's ownership to 6,609,400 (85.8%) in each subsidiary.

In December 2002, the Company paid approximately $4,000 to acquire shares in Dataquad, Inc. and LibraryCard, Inc. owned by Corey M. Patick and Paul Shepherd, shareholders in the Company, and Paul R. Cope, an officer and shareholder in the Company.

In January 2003, Donald A. Scurti, a shareholder, provided financing to the Company of approximately $59,000 on a two year note to purchase computer servers and 31,000 on a one year note to purchase computer servers in December 2001, which note has been fully repaid as of December 2002.


6.      Stockholders' Equity.

Warrants

In May 1999, the Company entered into a selling agreement with an associate pertaining to the Company's 1999 private placement offering (see above), where the associate earned and the Company sold and issued 240,000 3-year warrants for $800 entitling the associate to purchase one share of the Company's (restricted) Common Stock for each warrant for $.033 per share. Subsequently, the associate sold the warrants to the Company's outside director for an amount representing a substantial discount for the (restricted) shares of the Company's Common Stock underlying these warrants as compared to the reported market price for "free trading" shares of the Company's Common Stock; and the purchaser/ transferee then exercised the warrants and purchased, and the Company caused to be sold and issued, the 240,000 shares of the Company's (restricted) Common Stock covered by these warrants for the exercise (purchase) price for these shares under the warrants (aggregating $8,000 or $0.033 per share). In November 2001, the outside director resold 120,000 shares back to the associate who in December resold the shares to another outside director. There are no warrants outstanding at December 31, 2001 and 2000.

Over the past eighteen months, the Company has spent over $1,100,000 "successfully" defending these lawsuits, but anticipated spending another $500,000 over the next six months were the lawsuits to continue and trials to commence. On January 16, 2003, Company settled the lawsuits with Mr. Bretz dismissing all of the above lawsuits in return for a payment of $15,000 for legal fees. The settlement entailed the purchase of stock owned by Mr. Bretz at a price in excess of the then current fair market value of the underlying common stock. Two directors agreed to pay Mr. Bretz $0.85 per share for 414,168 shares or a total of approximately $352,000 even though the market price was approximately $0.30. Therefore, the two directors paid a premium of $0.55 per share over the fair market value of $0.30 per share or approximately $228,000. Since the settlement was clearly in the best interests of the Company and would avoid substantial future legal fees and costs, the Company agreed to reimburse the two directors for the premium they paid to Mr. Bretz in the form of warrants to purchase additional shares of the Company's "restricted" Common Stock. The Company engaged an independent appraiser to establish a fair market value for the large block of shares, which fair market value was determined to be $0.30 per share. Based on the premium paid by the directors of approximately $228,000 and an exercise price of $0.01 each per warrant and share, the directors would be entitled to a total of 814,000 warrants/shares. However, the directors have agreed to accept a total of 621,252 warrants to purchase additional shares of the Company's "restricted" Common Stock representing a discount of approximately 24%. As permitted by Statement of Financial Accounting Standards No. 123 (and No. 148), "Accounting for Stock Based Compensation", the Company will continue to account for employee stock options (and warrants) using the "intrinsic method" under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The result has been a non-cash charge to earnings of approximately $215,000 for warrant expense in 2002. The transaction has been reviewed by the Company's general counsel and approved by the sole independent director, Thomas J. Dudley.


Private Placement Offerings

In May of 1999, the Company initiated a private placement offering of its Common Stock at $0.83 per share (after adjustment of the 3-for-1 stock split which occurred on February 28, 2000). Shares offered and sold in the offering were classified as "restricted" stock, meaning that these shares could not be sold in the public trading market for the Company's stock for a minimum period of one year. The offering was concluded in October 1999 with a total of 1,654,200 shares sold raising gross proceeds of $1,378,500. The Company sold 1,501,200 shares at $0.83 per share raising a total of $1,251,000 in cash. An additional 153,000 shares at $0.83 per share (for total investment of $127,500) were sold to certain senior management of the Company on four year interest bearing full recourse notes. In July of 2000, 65,500 shares were repurchased from a former executive in conjunction with the settlement of a lawsuit and the corresponding $50,000 note receivable was simultaneously canceled. In December 2002, the Company's Board of Directors agreed to cancel the remaining notes in return for a surrender of the corresponding 93,000 shares being held as collateral by the Company.

In February 2000, the Company consummated a private placement of 225,000 shares (after giving effect to the 3-for-1 stock split) of its (restricted) Common Stock with an offshore investment company for $4.125 per share for gross proceeds of $930,000. The Company used a portion of the net proceeds from the sale of this stock to reduce its capital line of credit with the bank by $600,000.

The Company incurred direct and incremental expenses in connection with the 1999 private placement offering of $1,251,000, the sales of $2.0 million in shares of the Company's Dataquad, Inc. and The LibraryCard, Inc. subsidiaries, and 2000 private placement offering of $930,000 resulting in gross proceeds from the sale of all these securities of $4,181,000. Equity funding costs and expenses in 2000, including legal, and selling expenses totaling $254,000, have been offset against the total equity raised.


Repurchase of Stock

In February 2000, the Company accelerated the purchase and retired the remaining 187,200 shares (after giving affect to the 3-for-1 stock split) outstanding under a stock repurchase agreement with a former director/ stockholder of the Company for $203,000 in cash consideration. The Company also transferred an insurance policy to the seller having a net cash surrender value of approximately $72,000.

In July 2000, the Company settled a lawsuit with a former officer for total consideration of $225,000 including the repurchase of 65,500 shares of the Company's Common Stock for $105,000 and the balance of $120,000 was expensed.


2002 Qualified and Non-qualified Stock Option Plan

The Company adopted a qualified and non-qualified stock option plan following approval by its shareholders at its 2001 annual shareholder's meeting held on February 27, 2002. The plan consists of 490,000 shares with approximately 350,000 qualified shares reserved for employees and 140,000 non-qualified shares reserved for directors. On May 3, 2002, the Company's Board of Directors granted stock options for 220,000 shares of the Company's restricted Common Stock at a strike price of $0.30, reflecting the market price on the date of the grant, to an outside director (60,000 non-qualified shares), officers and technical staff (160,000 qualified shares). On July 17, 2002, the Company's Board of Directors granted stock options for 35,000 non-qualified shares of the Company's restricted Common Stock at a strike price of $0.325, reflecting the market price on the date of the grant, to its outside directors. As of December 31, 2002, there were 195,000 qualified options and 60,000 non-qualified options outstanding for a total of 255,000 options and 235,000 options available for future grant. Under the plan, the stock option price per share for options granted is determined by the Board of Directors and is based on the market price of the Company's common stock on the date of grant. The stock options vest over four years and no option can be exercised later than ten years from the date it was granted.

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company has continued to account for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As a result of this election, the Company does not recognize compensation expense for its stock option plans since the exercise price of the options granted equals the fair value of the stock on the date of grant. Had the Company determined compensation cost based on the fair value for its fully vested stock options at grant date, under SFAS 123, the Company's net income and earning per share would have been reduced to the pro forma amounts indicated below:

                                                  2002
                                              ____________
     Net loss:
        As reported                           $  (228,765)
        Pro forma                                (258,765)
     Earnings (loss) per share:
        As reported:
            Basic                                   (0.05)
            Diluted                                 (0.05)
        Pro forma:
            Basic                                   (0.05)
            Diluted                                 (0.05)


The fair value for these options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002: expected life of five years, weighted average risk-free interest rate of 3.6%, expected volatility of 30% and a dividend yield of 0%. The weighted average fair value of options granted at the fair market price on the grant date in 2002 was $0.30. All options granted in 2002 were at the fair market price.

Transactions involving stock options are summarized as follows:

                                          Number of    Weighted Average
                                           Shares       Exercise Price
                                          _________    ________________

Balance at December 31, 2001                     --    $      0.00

  Granted during 2002                       255,000           0.30

Balance at December 31, 2002                255,000           0.30


Additional information with respect to the outstanding options as of December 31, 2002 is as follows:

                        Options Outstanding          Options Exercisable
                 _________________________________  ____________________
                              Average    Weighted
                             Remaining    Average                Average
Option Exercise  Number of  Contractual  Exercise   Number of   Exercise
  Price Range     Shares     Life(Yrs.)    Price      Shares      Price
_______________  _________  ___________  _________  _________   ________

 $0.30 to 0.40    255,000       9.4      $    0.30     None        N/A


1997 Non-qualified Stock Option Plan

The Company adopted a 1997 Non-qualified Stock Option Plan effective December 31, 1997. The Plan consists of 300,000 shares of the Company's authorized but unissued Common Stock which shares have been reserved for possible future issuance under the Plan. The plan is a non-qualified plan covering only senior executives and related persons. As of December 31, 2002, 2001 and 2000, there were no outstanding grants of options under the Plan and no grants are currently planned.


Dataquad and LibraryCard Merger with Auto-Graphics

In July 2002, the Company exercised its right of first refusal and acquired 1,919,400 shares of common stock in each of its majority-owned subsidiaries, Dataquad, Inc. and LibraryCard, Inc. from a major investor bringing the Company's ownership to 6,609,400 (85.8%) in each subsidiary.

When the subsidiaries were originally formed, 700,000 shares each of Dataquad and LibraryCard common stock was reserved for use in a future stock option and purchase plan for the subsidiaries. In June 2000, the subsidiaries issued the shares to a trustee (Corey M. Patick) secured by a note. As a result of the issuance, the Company's interest in the subsidiaries was diluted which resulted in a reduction in Stockholders' Equity in the amount of $104,769. In January 2001, Robert S. Cope replaced Mr. Patick as trustee for the trust shares. Under the trust agreement, the subsidiaries had the right and, in November 2002, exercised that right to repurchase the stock (at the original sales price) in return for cancellation of the trust note. The effect of the repurchase was a non-cash charge to earnings of $120,000 reflected as Minority Interest in income (loss) of subsidiaries and a net decrease in Stockholder's Equity of $160,500.

In December 2002, the Company paid approximately $4,000 to acquire shares in Dataquad, Inc. and LibraryCard, Inc. owned by Corey M. Patick and Paul Shepherd, shareholders in the Company, and Paul R. Cope, an officer and shareholder in the Company, bringing the Company's ownership to 100% in both subsidiaries. On December 31, 2002, the Company executed a short form merger and merged the assets and immaterial liabilities into the Company and cancelled the intercompany notes between the Company and two subsidiaries.


7.      401(k) Plan.

The Company sponsors a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code for the benefit of its U.S. based employees. All full time employees are eligible to participate. The Company pays the immaterial administrative expenses of the plan. Annually, the Company may, at its sole discretion, award an amount as a match against employee contributions to the 401(k) plan. The Company contribution was approximately $9,000 in 2002, $750 in 2001 and $35,000 in 2000.


8.      Quarterly Results (Unaudited)

Quarterly results for the years ended December 31, 2002, 2001, 2000 are reflected below:

                        Fourth        Third         Second        First
                     ___________   ___________   ___________   ___________
2002

    Revenue          $ 1,797,604   $ 1,633,762   $ 1,596,254   $ 1,636,006
    Operating Income      31,961        14,592        38,218        40,733
    Net Income          (313,245)       30,821        26,946        27,243
    Basic Earnings
     per share             (0.06)         0.01          0.01          0.01
    Diluted Earnings
     per share             (0.06)         0.01          0.01          0.01

2001

    Revenue          $ 1,957,195   $ 1,942,027   $ 1,593,936   $ 3,122,069
    Operating loss      (462,539)     (989,882)     (799,502)      446,712
    Net (loss)          (342,101)     (740,499)     (689,131)      451,698
    Basic (loss)
     per share              (.06)         (.15)         (.14)          .09
    Diluted (loss)
     per share              (.06)         (.15)         (.14)          .09

2000

    Revenue          $ 2,084,480   $ 1,858,787   $ 2,269,456   $ 2,109,881
    Operating loss      (607,383)     (483,600)     (122,199)     (120,555)
    Net (loss)          (321,079)     (312,908)     (107,297)     (122,218)
    Basic (loss)
     per share              (.07)         (.07)         (.02)         (.03)
    Diluted (loss)
     per share              (.07)         (.07)         (.02)         (.03)


Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 13, 2003, Auto-Graphics, Inc. (the "Company") dismissed BDO Seidman LLP ("BDO") as the Company's principal accountant and the Company engaged the services of Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as its principal accountant to audit the Company's consolidated balance sheet as of December 31, 2002 and the related statements of operations, stockholder's equity, and cash flows for the fiscal year ending December 31, 2002.

A. Pursuant to Item 304(a)(1) of Regulation S-K, the Company reports the following specific information:

(i) On January 13, 2003, the Company notified BDO that BDO would not be engaged to audit the Company's consolidated balance sheet as of December 31, 2002 and the related statements of operations, stockholder's equity, and cash flows for the fiscal year ending December 31, 2002 and was being dismissed as the Company's principal accountant.

(ii) The reports of BDO on the Company's financial statements for each of the past two years were unqualified and contained no adverse opinion or disclaimer of opinion and no report was qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii) The decision to change principal accountants and the engagement of SLGG was recommended and approved by the Company's Audit Committee and Board of Directors.

(iv) There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, between the Company and BDO during the Company's two most recent fiscal years or for the subsequent period through the date of termination.

(v) No event requiring disclosure under Item 304(a)(1)(v) of Regulation S-K has occurred during the Company's two most recent fiscal years and for the subsequent period through the date of termination.

B. No event requiring disclosure under Item 304(a)(2) of Regulation S-K has occurred.

C. In accordance with the requirements of Item 304(a)(3) of Regulation S-K, BDO has been provided with a copy of the foregoing disclosures.

Prior to the engagement of SLGG, the Company did not consult with SLGG or any firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. The Company also did not consult with SLGG regarding the type of audit opinion which might be rendered on the Company's financial statements and no written or oral report was provided by SLGG.

The Company has provided SLGG with a copy of the disclosures contained herein and SLGG has indicated that no letter will be provided containing any new information, clarification of the Company's expression of its views, or the respects in which SLGG does not agree with the statements made by the Company in response to Item 304(a). No other event requiring disclosure under Item 304(a)(2) of Regulation S-K has occurred.

                                 PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth the names and ages of, and the positions and offices within the Company held by, certain directors and officers of the Company at December 31, 2002:

      Name           Age                          Position
________________     ___      ________________________________________________

Robert S. Cope        67      Chairman of the Board, Director and President.
                              Has served in these capacities for more than ten years.

Thomas J. Dudley      71      Director, Chairman of the Audit Committee.
                              Dr. Thomas J, Dudley, Ph.D. was elected to the Board in July, 2002. Dr. Dudley is the
                              Distinguished Professor of Decision and
                              Information Systems at Pepperdine University in Los Angeles, CA. and the founder of the Pepperdine Executive Management Program.
                              Also a former director for Space Labs
                              Medical, Inc. for 10 years. Dr. Dudley is also the founder and a principal of Thomas J.
                              Dudley & Associates, a firm providing management consulting services since 1968.

James R. Yarter       65      Director.  Has served as a director for more
                              than one year. During the past five years, Mr.
                              Yarter has served as President and CEO of Block
                              Medical, US Medical, and Gish Biomedical, Inc.
                              and as a member of the board of director's of Avant Medical and Group 3 Inc.

Daniel E. Luebben     54      Chief Financial Officer and Secretary.
                              Has served in these and similar capacities for more than ten years.

Directors serve until their successors are elected at the annual meeting of stockholders. All executive officers serve at the discretion of the Company's Board of Directors.


ITEM 11.  EXECUTIVE COMPENSATION

A definitive Proxy Statement will be filed with the Securities and Exchange Commission ("Commission") pursuant to Regulation 14A within 120 days after the close of the Company's most recent calendar year, and, accordingly, information for Item 11 is incorporated by reference from said definitive Proxy Statement. The information from the Proxy Statement is included under the caption "Executive Compensation".


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A definitive Proxy Statement will be filed with the Securities and Exchange Commission ("Commission") pursuant to Regulation 14A within 120 days after the close of the Company's most recent calendar year, and, accordingly, information for Item 12 is incorporated by reference from said definitive Proxy Statement. The information from the Proxy Statement is included under the captions "Security Ownership of Certain Beneficial Owners and Management" and "Nominees Proposed by the Board of Directors".


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A definitive Proxy Statement will be filed with the Securities and Exchange Commission ("Commission") pursuant to Regulation 14A within 120 days after the close of the Company's most recent calendar year, and, accordingly, information for Item 13 is incorporated by reference from said definitive Proxy Statement. The information from the Proxy Statement is included under the caption "Certain Relationships and Related Transactions".


ITEM 14.  CONTROLS AND PROCEDURES

As of December 31, 2002, an evaluation was performed, under the supervision and with the participation of the President and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, the President and Chief Financial Officer, concluded that our disclosure controls and procedures were effective as of December 31, 2002. No significant changes in internal controls or in other factors have occurred that could significantly affect controls subsequent to December 31, 2002.

                                  PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

         (a) Financial statements and financial statement schedules and exhibits:

               (1)   Financial Statements: See Item 8. "Financial
                     Statements".

               (2) All schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements, including the notes thereto.

               (3)   Exhibits:

                     3.1 Articles of Incorporation of Auto-Graphics, Inc., as amended (incorporated by reference as filed with the SEC as Exhibit 3.1 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989), as amended by within additional Exhibit 3.1 filing of the amendment to the Articles covering 3-for-1 stock split implemented February 28, 2000.

                     3.2 Bylaws, as amended (incorporated by reference as filed with the SEC as Exhibit 3.2 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989).

                     10.8 Lease Agreement between 664 Company and
                     Auto-Graphics, Inc. dated May 27, 1986 (incorporated by reference as filed with the SEC as Exhibit 10.7 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990).

                     10.9 Agreement by, between and among Auto-Graphics, Inc. and Douglas K. and Ruth T. Bisch executed February 15, 1995 (incorporated by reference as filed with the SEC as Exhibit 10.9 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

                     10.10 Asset Purchase Agreement between A-G Canada, Ltd., a wholly owned subsidiary of Auto-Graphics, Inc. and ISM Information Systems Management Manitoba Corporation, a subsidiary of IBM Canada, Ltd. dated June 30, 1997 incorporated by reference as filed with the SEC in the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

                     10.15 Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.15 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.16 First Amendment to Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated June 23, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.16 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.17 Second Amendment to Credit Agreement between Wells Fargo and Auto-Graphics, Inc. dated October 31, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.17 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.18 Revolving Line of Credit Note (Working Capital) between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.18 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.19 Revolving Line of Credit Note (Capital Equipment) between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.19 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.20 Term Note between Wells Fargo Bank and
                     Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.20 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.21 Continuing Security Agreement Rights to Payment and Inventory between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.21 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.22 Security Agreement Equipment between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.22 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.23 Guaranty between Wells Fargo Bank and Robert S. Cope dated May 12, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.23 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).


                     10.24 Settlement Agreement and Mutual Release between Diversified Printing & Publishing Services, Inc., Gannam/Kubat Publishing, Inc. Nasib Gannam, and T. Ron Kahraman, and Datacat, Inc., Auto-Graphics, Inc. and Robert S. Cope dated September 30, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.24 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.25 1997 Non-Qualified Stock Option Plan dated December 31, 1997 (incorporated by reference as filed with the SEC as Exhibit 10.25 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.26 Third Amendment to Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated June 1, 1998 (incorporated by reference as filed with the SEC as Exhibit 10.26 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.27 Term Note between Wells Fargo Bank and
                     Auto-Graphics, Inc. dated June 1, 1998 (incorporated by reference as filed with the SEC as Exhibit 10.27 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.28 Fourth Amendment to Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated September 15, 1998 (incorporated by reference as filed with the SEC as Exhibit 10.28 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.29 Fifth Amendment to Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated December 24, 1998 (incorporated by reference as filed with the SEC as Exhibit 10.29 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

                     10.30 Option Agreement dated May 15, 1999 between Robert
                     S. Cope and Elizabeth Cope and the Cope Family Trust and Corey M. Patick (incorporated by reference as filed with the SEC as Exhibit 10.30 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.31 Selling Agreement (formerly Employment Agreement) dated May 15, 1999 between Auto-Graphics, Inc. and Corey
                     M. Patick (as amended) (incorporated by reference as filed with the SEC as Exhibit 10.31 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).


                     10.32 Sixth Amendment to Credit Agreement between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.32 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.33 Continuing Guaranty between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.33 to
                     Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.34 Amendment to Continuing Guaranty between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.34 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.35 Revolving Line of Credit Note (working capital) $1,000,000 between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.35 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.36 Revolving Line of Credit Note (capital) $3,000,000 between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.36 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.37 Term Note $750,000 between Auto-Graphics, Inc. and Wells Fargo Bank dated June 30, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.37 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.38 Stock Purchase Agreement between Auto-Graphics, Inc. and Gibraltar Permanente Assurance dated February 14, 2000 (incorporated by reference as filed with the SEC as Exhibit 10.38 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.39 Letter of Intent between Auto-Graphics, Inc. and Steve White dated December 29, 1999 (incorporated by reference as filed with the SEC as Exhibit 10.39 to Item 14(a) in the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                     10.40 Form of Patick Stock Purchase Agreement dated June 30, 2000 (incorporated by reference as filed with the SEC as Exhibit 10.40 to Item 14(a) in the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000).

                     10.41 First Amended and Restated Credit Agreement between Wells Fargo and Auto-Graphics, Inc. dated August 1, 2000 (incorporated by reference as filed with the SEC as Exhibit 10.41 to Item 14(a) in the registrant's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30,2000).

                     10.42 Revolving Reducing Note dated August 1, 2000 (incorporated by reference as filed with the SEC as Exhibit 10.41 to Item 14(a) in the registrant's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30,2000).

                     10.43 LibraryCard Revolving Line of Credit Agreement and Note dated November 1, 2000 (incorporated by reference as filed with the SEC as Exhibit 10.41 to Item 14(a) in the registrant's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30,2000).

                     10.44 Settlement Agreement Including General Release and Stock Purchase Agreement with William J. Kliss dated July 11, 2000.

                     10.45 Employment offer letter -- Michael K. Skiles dated April 28, 2000.

                     10.46 Amendment to Option Agreement Re: Option Closing Date with Robert S. Cope and Corey M. Patick dated January 31, 2000.

                     10.47 Warrant Purchase and Exercise Agreement with Corey
                     M. Patick dated October 23, 2000.

                     10.48 Japanese licensing agreement dated February 21,
                     2001.

                     10.49 Eric Jung agreement (salary protection following change of control) dated October 22, 1999.

                     10.50 Maxcess Library Systems, Inc. Asset Purchase Agreement dated January 2, 2001.

                     10.51 Cope Stock Purchase Agreement (subsidiaries stock purchase/plan) dated January 1, 2001.

                     10.52 Further Amendment to Option Re Closing Date and Other Matters dated April 13, 2001.

                     10.53 Waiver and First Amendment to Amended and Restated Credit Agreement and Note between
                     Auto-Graphics, Inc. and Wells Fargo Bank National Association dated November 20, 2001.

                     10.54 Second Amendment to Amended and Restated Credit Agreement between Wells Fargo and Auto-Graphics, Inc. dated June 4, 2002.

                     10.55 Reducing Revolving Note Wells Fargo Bank and Auto-Graphics, Inc. dated June 4, 2002.

                     10.56 Settlement Agreement between Auto-Graphics, Inc. and Pigasus, Inc. dated August 21, 2002.

                     10.57 2002 Stock Option Plan.

      (b)    None.

      (c) The following document is filed herewith for information purposes, but is not part of this Annual Report, except as otherwise indicated: None.

      (d)    None.

                             AUTO-GRAPHICS, INC.
                                 Form 10-K

                                SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       AUTO-GRAPHICS, INC.
                                          (Registrant)


Date:   March 31, 2003                 By: /s/ Robert S. Cope
     ___________________               _______________________________________
                                       Robert S. Cope, Director and President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacity and on the dates indicated.


Date:   March 31, 2003                 By: /s/ Robert S. Cope
     ___________________               _______________________________________

                                       Robert S. Cope, Director and President


Date:   March 31, 2003                 By: /s/ Daniel E. Luebben
     ___________________               _______________________________________
                                       Daniel E. Luebben,
                                       Chief Financial Officer and Secretary


Date:   March 31, 2003                 By: /s/ Thomas J. Dudley
     ___________________               _______________________________________
                                       Thomas J. Dudley, Director


Date:   March 31, 2003                 By: /s/ James R. Yarter
     ___________________               _______________________________________
                                       James R. Yarter, Director

                             AUTO-GRAPHICS, INC.
                                 Form 10-K

                               CERTIFICATIONS


I, Robert S, Cope, certify that:

1. I have reviewed this annual report on Form 10-K of Auto-Graphics, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of this registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure control and procedures based on our evaluation as of the Evaluation Date;

                             AUTO-GRAPHICS, INC.
                                 Form 10-K

                               CERTIFICATIONS


5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. In this annual report whether or not there were significant changes in internal controls the registrant's other certifying officers and I have indicated or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



      Date:  March 31, 2003           /s/ Robert S. Cope
           __________________         _____________________________________
                                      Robert S. Cope
                                      Chairman of the Board and President

                             AUTO-GRAPHICS, INC.
                                 Form 10-K

                               CERTIFICATIONS


I, Daniel E. Luebben, certify that:

1. I have reviewed this annual report on Form 10-K of Auto-Graphics, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of this registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure control and procedures based on our evaluation as of the Evaluation Date;

                             AUTO-GRAPHICS, INC.
                                 Form 10-K

                               CERTIFICATIONS


5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. In this annual report whether or not there were significant changes in internal controls the registrant's other certifying officers and I have indicated or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



      Date:  March 31, 2003           /s/ Daniel E. Luebben
           __________________         _____________________________________
                                      Daniel E. Luebben
                                      Chief Financial Officer and Secretary